Exhibit 10.18
PAPA JOHN’S INTERNATIONAL, INC.
2018 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Papa John’s International, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) for shares of Company common stock, par value $0.01 (“Stock”) to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2018 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Name of Grantee: /$ParticipantName$/

Grantee’s Social Security Number: /$OptioneeID$/

Target Number of Restricted Stock Units: shall be calculated by dividing the target value of the participant’s award by the grant date fair value of a Restricted Stock Unit as estimated pursuant to Accounting Standards Codification Topic 718: Compensation–Stock Compensation.

Grant Date: /$GrantDate$/

Vesting Schedule: See Exhibit A

By accepting this Agreement electronically, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also being provided electronically via your Bank of America/Merrill Lynch Benefits Online account. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement that are not defined herein are defined in the Plan, and have the meaning set forth in the Plan.

Grantee: Date: ______________
(Signature)

Company: Date: ______________
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

*Refer to the Award Notice and participant grant detail page on the Bank of America/Merrill Lynch Benefits Online web platform for your actual grant details

PAPA JOHN’S INTERNATIONAL, INC.
2018 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units
This Agreement evidences an award of restricted stock units in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on Exhibit A (the “Restricted Stock Units”). The purchase price is deemed paid by your Service to the Company.

Transfer of Unvested Restricted Stock Units
Unvested Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Restricted Stock Units will immediately become forfeited.

Vesting
The Company will issue your Restricted Stock Units in the name set forth on the cover sheet.

Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest, if at all, and no longer be subject to any restrictions hereunder pursuant to the vesting schedule and performance criteria set forth on Exhibit A hereof so long as, except as otherwise set forth in this Agreement, you continue in Service through the Certification Date.

Termination due to Death or Disability
In the event of your termination of Service due to your death or Disability, you shall remain eligible to vest in the number of Restricted Stock Units calculated in accordance with Exhibit A as if you had remained employed through the Certification Date.

Termination without Cause not in connection with a Corporate Transaction
In the event of your termination of Service by the Company without Cause that is not within 12 months following the consummation of a Corporate Transaction, but is at a time when you have provided 12 months of Service following the Grant Date, you shall remain eligible to vest in a prorated number of Restricted Stock Units calculated in accordance with Exhibit A as if you had remained employed through the Certification Date, with the prorated number of Restricted Stock Units in which you shall vest calculated as the number of Earned RSUs multiplied by a fraction, the numerator of which is the number of days you have remained in Service during the Performance Period and the denominator is the number of full days of the Performance Period.

Termination Following Corporate Transaction
Notwithstanding the provisions of the Plan, upon the consummation of a Corporate Transaction, the number of Restricted Stock Units that will become Earned RSUs shall be determined in accordance with Exhibit A. To the extent the Earned RSUs are assumed, or equivalent restricted securities are substituted for the Earned RSUs, by the Company or its successor, in connection with the Corporate Transaction, the Earned RSUs will become 100% vested upon your Involuntary Termination within the 12-month period following the consummation of the Corporate Transaction. If the Earned RSUs are not assumed or substituted for in any Corporate Transaction, then, notwithstanding the terms of the Plan, the Earned RSUs shall become fully vested as of the Corporate Transaction.

For purposes of this section, “Involuntary Termination” means termination of your Service by reason of (i) your death; (ii) your Disability; (iii) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (iv) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then following: (A) a material reduction by the Company or the surviving company in Grantee’s base pay as in effect immediately prior to the Corporate Transaction; (B) a material reduction by the Company or the surviving company in total benefits available to Grantee under cash incentive and other employee benefit plans after a Corporate Transaction compared to the total package of such benefits as in effect prior to the Corporate Transaction; or (C) the requirement by the Company or the surviving company that Grantee be based more than 50 miles from where Grantee’s office is located immediately prior to the Corporate Transaction, except for required travel on company business to an extent substantially consistent with the business travel obligations which Grantee undertook on behalf of the Company prior to the Corporate Transaction.

Delivery
As your Restricted Stock Units vest, the Company will issue the shares of Stock to which the then vested Restricted Stock Units relate, but in no event later than March 15 of the year following the year in which the Restricted Stock Units vested (the date of such delivery, the “Settlement Date”).

Evidence of Issuance
The issuance of the shares of Stock under the grant of Restricted Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the share of Stock related to such Restricted Stock Unit has been issued.

Forfeiture of Unvested Restricted Stock Units
Except to the extent that the termination of your Service triggers accelerated vesting of your Restricted Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or an Affiliate, as applicable, and you, you will automatically forfeit to the Company all of the unvested Restricted Stock Units in the event you are no longer providing Service.

Clawback
Any Award granted pursuant to the Plan will be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in the Plan or an award agreement or (ii) to the extent the participant is, or in the future becomes, subject to (a) any Company or affiliate "clawback" or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Notwithstanding any other provision of the Plan or any provision of this Agreement, if the Company is required to prepare an accounting restatement, then you shall forfeit any Stock or cash received in connection with this Award (or an amount equal to the fair market value of such Stock on the date of delivery if you no longer hold the shares of Stock) if pursuant to the terms of this Agreement, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in this Agreement (including earnings, gains, or other criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.

Forfeiture of Rights
If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, any confidentiality obligation with respect to the Company or any Affiliate, or any other agreement between you and the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Restricted Stock Unit awarded under this Agreement and the Restricted Stock Unit shall immediately expire.

In addition, if you have received shares of Stock in connection with these Restricted Stock Units during the two year period prior to your actions described in the immediately preceding paragraph, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares of Stock or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Stock acquired under this grant.

Payment may be made in one (or a combination) of the following forms:

· Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

· Shares of Stock withheld by the Company from the shares of Stock otherwise to be received, with such withheld shares having an aggregate Fair Market Value not in excess of the statutory maximum withholding requirements.

· Shares of Stock which have already been owned by you and which are surrendered to the Company, provided that any shares that are tendered to satisfy the withholding obligation shall have been owned by the participant for a period of not less than six months. The Fair Market Value of the shares will be applied to the withholding obligations.

· By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

Retention Rights
This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or an Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or an Affiliate, as applicable, and you, the Company or an Affiliate, as applicable, reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights; Dividend Rights
You have no rights as a stockholder of the Company (including, without limitation, the right to receive dividends) with respect to any unvested Restricted Stock Units unless and until a certificate for the shares of Stock relating to the vested Restricted Stock Units has been issued to you (or an appropriate book entry has been made).

Notwithstanding the foregoing, on the Settlement Date, the Company shall also deliver to you the number of additional shares of Stock, the number of any other securities of the Company and the amount of any other property (in the case of cash dividends, assuming such dividends had been reinvested in shares of Stock as of the ex-dividend date thereof), in each case that the Company distributed per share of Stock to holders generally during the period commencing on the Grant Date and ending on the applicable Settlement Date, multiplied by the number of shares of Stock that are being delivered to the Grantee as a result of vested Restricted Stock Units under this Agreement, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the Restricted Stock Units are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement or any other written agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A
It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of employment only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Compensation Team at total_rewards@papajohns.com to request paper copies of these documents.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A

The number of Restricted Stock Units that may be earned under this Agreement (the “Earned RSUs”) shall be based on achievement on two performance metrics: 1) the Company’s Total Shareholder Return as compared to the Relative Total Shareholder Return of each member of a predetermined Comparator Group over the Performance Period, and 2) the Company’s cumulative system-wide sales over fiscal years 2025, 2026 and 2027. The performance of these metrics is weighted equally (50% each). The total potential payout of the Earned RSUs under this Agreement shall be a maximum of 200% of the Target Number of Restricted Stock Units, plus any stock units granted for accumulated dividends during the Performance Period.

1)Relative Total Shareholder Return (TSR), determined as follows:

Performance Benchmark	Percent of TSR Metric Earned @ 50% of Award
>=75th percentile	200%
50th percentile	100%
25th percentile	50%
<25th percentile	0%

2)For performance between the levels set forth above, the number of Earned RSUs will be determined by linear interpolation. Cumulative System-Wide Sales for fiscal years 2025, 2026 and 2027, determined as follows:

Performance Benchmark	Percent of Target Award Earned
$17.008b	150%
$16.751b	150%
$16.662b	125%
$15.462b	100%
$14.689b	75%
$13.916b	50%
>$13.916b	0%

For performance between the levels set forth above, the number of Earned RSUs will be determined by linear interpolation.

Vesting & Settlement

Promptly following the completion of the Performance Period (and no later than seventy-five (75) days following the end of the Performance Period), the Compensation Committee will review and certify in writing (i) the Company’s Total Shareholder Return, (ii) Relative Total Shareholder Return, (iii) the Company’s Cumulative System-Wide Sales, and (iv) the Earned RSUs, with any fractional Earned RSUs rounded down to the next whole number (such date, the “Certification Date”). Such certification will be final, conclusive, and binding. To the extent the Compensation Committee certifies a positive number of Earned RSUs, such Earned RSUs shall vest on the Certification Date, subject to your continued Service through such date.

Notwithstanding anything herein to the contrary, the Performance Period shall end as of the effective date of a Corporate Transaction occurring on or prior to January 31, 2028. In such event, the Corporate Transaction Return shall be used in place of the Company’s Total Shareholder Return in calculating Relative Total Shareholder Return. For Cumulative System-Wide Sales, actual results will be used for the completed fiscal years, and target results will be used for any fiscal years that are not completed and for the balance of the financial performance period. For clarity, for any fiscal years that are not completed at the time of the Corporate Transaction, target results will be deemed to be achieved at 100% performance. Promptly following such a Corporate Transaction, the Committee will review and certify in writing (i) the Corporate Transaction Return, (ii) Relative Total Shareholder Return, iii) the Company’s Cumulative System-Wide Sales (blended result of actual and target), and (iv) the Earned RSUs. To the extent the Committee certifies a positive number of Earned RSUs, such Earned RSUs shall vest on March 3, 2028, subject to your continued Service through such date.

For purposes of this Exhibit A:

“Cumulative System-Wide Sales” shall mean the aggregate of the Company’s reported system-wide sales for fiscal years 2025, 2026, and 2027 as reported in the Company’s financial statements.

“Corporate Transaction Return” shall mean, with respect to the Performance Period, the total percentage return per share of Stock, assuming contemporaneous reinvestment in Stock of all dividends and other distributions at the closing price of one share of Stock on the ex-dividend date, based on the Start Price and the amount of consideration paid for each share of Stock in the Corporate Transaction.

“Comparator Group” shall include the 18 companies, each of which is a “Comparator Company,” in the S&P1500 in the Restaurants Sub-Industry (GICS code 25301040) as follows:

Aramark Inc. (ARMK)	Darden Restaurants, Inc. (DRI)	Starbucks Corporation (SBUX)
BJ’s Restaurants, Inc. (BJRI)	Dine Brands Global, Inc. (DIN)	Texas Roadhouse, Inc. (TXRH)
Bloomin’ Brands Inc. (BLMN)	Domino’s Pizza, Inc. (DPZ)	The Cheesecake Factory Incorporated (CAKE)
Brinker International, Inc. (EAT)	Jack in the Box Inc. (JACK)	The Wendy’s Company (WEN)
Chipotle Mexican Grill, Inc. (CMG)	McDonald’s Corporation (MCD)	Wingstop Inc. (WING)
Cracker Barrel Old Country Store, Inc. (CBRL)	Shake Shack Inc. (SHAK)	YUM! Brands, Inc. (YUM)

The members of the Comparator Group shall be determined as of the date of grant and shall only be changed as follows:

(i)In the event of a merger, acquisition or business combination transaction of a Comparator Company with or by another Comparator Company, the surviving entity shall remain a Comparator Company.

(ii)In the event of a merger of a Comparator Company with an entity that is not a Comparator Company, or the acquisition or business combination transaction by or with a Comparator Company, or with an entity that is not a Comparator Company, in each case where the Comparator Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Comparator Company.

(iii)In the event of a merger or acquisition or business combination transaction of a Comparator Company by or with an entity that is not a Comparator Company, a “going private” transaction involving a Comparator Company or the liquidation of a Comparator Company, where the Comparator Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Comparator Company.

(iv)In the event a Comparator Company files for bankruptcy court protection, regardless of whether such company’s stock continues to trade publicly, such company shall remain a Comparator Company, but shall have a TSR of -100%.

(v)In the event of a stock distribution from a Comparator Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Comparator Company shall remain a Comparator Company and the stock distribution shall be treated as a dividend from the Comparator Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

Each Comparator Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Comparator Company shares traded on a foreign exchange will be converted to U.S. dollars.

“Performance Period” shall mean the period commencing on March 3, 2025 and ending on January 31, 2028, provided, however, that in the event of a Corporate Transaction occurring on or prior to January 31, 2028, the Performance Period shall end as of the effective date of such Corporate Transaction. “Relative Total Shareholder Return” shall mean the percentile rank of the Company’s Total Shareholder Return relative to the Total Shareholder Return of each company in the Comparator Group. Relative Total Shareholder Return will be calculated as follows:

(i)At the end of the applicable Performance Period, the Total Shareholder Return of each company in the Comparator Group (excluding the Company) will be ranked from highest to lowest, with the Comparator Company with the highest Total

Shareholder Return being assigned the rank of 1. The percentile rank of the Comparator Company with the Total Shareholder Return closest to, but greater than, the Company’s Total Shareholder Return and the Comparator Company with the Total Shareholder Return closest to, but less than, the Company’s Total Shareholder Return will be calculated using the equation below, where N is the total number of Comparator Companies, excluding the Company, and R is a Comparator Company’s ranking within the comparison group, excluding the Company:

(ii)The percentile rank of the Company’s Total Shareholder Return (TSR) against the Comparator Group will be calculated using the equation below, where PRPZZA and TSRPZZA will equal the Company’s percentile rank and TSR; PRabove and TSRabove will equal the percentile rank and TSR for the Comparator Company whose TSR ranks immediately above the Company; and PRbelow and TSRbelow will equal the percentile rank and TSR for the Comparator Company whose TSR ranks immediately below the Company:

(iii) If the Company’s Total Shareholder Return is greater than the Total Shareholder Return of the Comparator Company that ranked 1st within the comparison group, the Company’s TSR will be positioned at the 100th percentile. Similarly, if the Company’s TSR is less than the TSR of the Comparator Company that ranked last within the comparison group, the Company’s TSR will be positioned at the 0th percentile.

“Total Shareholder Return (TSR)” shall mean the return a shareholder would earn if shares were purchased at the beginning of the Performance Period, dividends were reinvested during the Performance Period in additional shares on the ex-dividend date, and the shares were sold at the end of the Performance Period. TSR for the Company and each of the Comparator Companies will be measured over the applicable Performance Period using the following equation:

“Start Price” means the average closing stock price of the applicable share over the sixty (60) trading days starting on the first day of the Performance Period (i.e., the grant date).

“Adjusted End Price” means the average adjusted price of the applicable share over the sixty (60) trading days ending on the last day of the applicable Performance Period, assuming dividends distributed during the Performance Period were reinvested in additional shares of the issuing company’s stock on the ex-dividend date.